EXHIBIT 99.1

[NEWS RELEASE LETTERHEAD OF CROSS TIMBERS ROYALTY TRUST APPEARS HERE]

CROSS TIMBERS ROYALTY TRUST
DECLARES NOVEMBER CASH DISTRIBUTION

    Dallas, Texas, November 18, 2005 - Bank of America, N.A., as Trustee of the Cross Timbers Royalty Trust (NYSE - CRT), today declared a cash distribution to the holders of its units of beneficial interest of $0.284974 per unit, payable on December 14, 2005, to unitholders of record on November 30, 2005. The following table shows underlying oil and gas sales and average prices attributable to the current month and prior month distributions.

	Underlying Sales Volumes		Average Price
	Oil (Bbls)	Gas (Mcf)	Oil (per Bbl)	Gas (per Mcf)
Current Month	21,500	196,000	$60.62	$7.97

Prior Month	22,600	200,000	$59.47	$7.24

    The September and October 2005 distributions included a total of $1,548,000, or approximately $0.26 per unit, related to a purchaser's recalculation and remittance of royalties for San Juan Basin production and related interest.  Based on subsequent information received from the purchaser, the amount allocated to interest income was $973,000, or approximately $0.16 per unit, as compared to the previous estimated amount of $880,000.

    For more information on the Trust, please visit our web site at www.crosstimberstrust.com.

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Contact:	Nancy G. Willis Vice President Bank of America, N.A. Toll Free - 877/228-5084 www.crosstimberstrust.com